Exhibit 99



Contact:
At Bacou USA, Inc.                            At the Financial Relations Board
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401-233-0333                                  212-661-8030
Walter Stepan/Philip B. Barr                  Analyst Information: John McNamara

FOR IMMEDIATE RELEASE
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July 10, 2000

      Bacou USA and Majority Shareholder to Explore Strategic Alternatives
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     Smithfield,  Rhode Island,  July 10, 2000 -- Bacou USA, Inc. (NYSE: BAU), a
leading  manufacturer  of  personal  protective  equipment,   and  its  majority
shareholder,   Bacou  S.A.,  today  jointly  announced  that  they  will  engage investment bankers to explore strategic alternatives to enhance value for their shareholders.

     Bacou USA has approximately 17.6 million shares outstanding, all of which are common shares. Like Bacou USA, Bacou S.A. is a leading manufacturer and distributor of personal protective equipment and safety products with a distribution focus on the European markets. The Bacou family holds a controlling interest in Bacou S.A., which owns 12.6 million shares of Bacou USA or approximately 71.6 percent. In the event of a sale by the Bacou family of their direct and indirect interests in Bacou S.A., a buyer also would own indirectly the 12.6 million shares of Bacou USA that are held by Bacou S.A., thereby obtaining indirect control of Bacou USA.

     For its year ended December 31, 1999, Bacou USA reported net sales of $272.8 million and, prior to non-recurring items, net profits of $27.5 million and earnings per share of $1.56 on a weighted average 17.7 million shares. In the latest twelve months, Bacou USA has reported net sales of $292.4 million, net profits of $29.1 million and earnings per share of $1.65 on a weighted average 17.7 million shares. Together with Bacou S.A., the two groups of companies achieved sales in excess of $550 million in 1999, and EBITDA (earnings before interest, taxes, depreciation and amortization) of over $100 million.

     "Consolidation in our markets is continuing at an ever-increasing pace, and we firmly believe that we have advanced farther than any of our competitors in creating a global safety manufacturing business," said Philippe Bacou, Chairman, President and CEO of Bacou S.A. "In order to capitalize on our prior success and strong momentum in the industry, we see the need to combine Bacou S.A. and Bacou USA to create a truly global company, and to continue our aggressive global acquisition strategy in order to maximize the value of our companies for all shareholders and to better serve our worldwide customer base. This process requires additional capital, and we have been considering how best to address those needs."

     "Additionally, a significant minority shareholder in Bacou S.A. recently decided to divest its interest, and the Bacou family has obtained control of those shares." Mr. Bacou continued. "As a result, Gilbert Vandeputte has resigned as a director of Bacou S.A. and Bacou USA."

     "In order to enhance our ability to evaluate the strategic alternatives, we will hire investment bankers to assist us," said Mr. Bacou. "I have also appointed Walter Stepan, who is Co-Chairman of Bacou USA, former President and CEO of Bacou USA and a Director of Bacou S.A., to lead the internal taskforce on my behalf to evaluate our strategic alternatives together with our investment bankers."

     "Bacou USA has emerged as the leading consolidator within the U.S. safety industry," said Walter Stepan. "We have successfully combined internal growth and growth by acquisition to build a highly successful small-cap company in the U.S. At the same time, Bacou S.A. also has grown in Europe in a similar fashion by internal growth and acquisitions to a leadership position in Europe. There now exists a tremendous opportunity for Bacou S.A. and Bacou USA to be combined in a global company that can become the platform for a global leadership position in the safety industry worldwide. We will utilize this process to focus on taking advantage of those opportunities to create value for all of our shareholders."

     "This process has the support of our Board and management team because it focuses on continuing to build the global company that has been our vision since our IPO in 1996," said Philip B. Barr, President and CEO of Bacou USA. "Since 1995, Bacou USA has acquired eight businesses engaged in the manufacture and sale of personal protective equipment. Together with organic growth in our existing and acquired businesses, these acquisitions have propelled Bacou USA to an enviable record of growth and profitability. Over the period 1994 to 1999, Bacou USA has achieved compounded annual growth rates of 38.3% in net sales, 26.7% in EBITDA, 29.7% in net income and 22.3% in earnings per share."

     Bacou USA, Inc. (NYSE:BAU) designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on-line at http://www.bacouusa.com.


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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